UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

TravelCenters of America Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33274 (Commission file number)	20-5701514 (IRS Employer Identification No.)

24601 Center Ridge Road, Westlake, OH		44145-5639
(Address of principal executive offices)		(Zip Code)

(440) 808-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Shares of Common Stock, $0.001 Par Value Per Share	TA	The Nasdaq Stock Market LLC
8.25% Senior Notes due 2028	TANNI	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2029	TANNL	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2030	TANNZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2020, TravelCenters of America Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as representative of the several underwriters listed on Schedule A thereto (the “Underwriters”), relating to a public offering (the “Offering”) of 6,100,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price to the public of $14.00 per share. The net proceeds to the Company from the sale of the Firm Shares are expected to be approximately $79.6 million.

In addition, the Company granted the Underwriters an option to purchase up to an additional 915,000 shares (together with the Firm Shares, the “Shares”) of Common Stock within 30 days after June 30, 2020 at the same price per share as the Firm Shares.

The Shares were offered pursuant to a registration statement on Form S-3, including a prospectus therein, as amended by post-effective amendment no.1 thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on June 30, 2020 (File No. 333-223310) and supplemented by a related prospectus supplement (the “Prospectus Supplement”). In the Underwriting Agreement, the Company makes customary representations, warranties and covenants and also agrees to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities. Subject to customary closing conditions, the closing of the Offering is expected to take place on July 6, 2020.

Affiliates of some of the Underwriters are lenders, and in some cases agents or managers for the lenders, under the Company’s credit facility. The Underwriters have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

Venable LLP, Maryland counsel to the Company, has issued an opinion to the Company, dated July 2, 2020, regarding the legality of the issuance and sale of the Shares to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever the Company uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, the Company is making forward-looking statements. These forward-looking statements are based upon the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of various factors. For example:

•	This Current Report on Form 8-K states that the closing of the Offering is expected to occur on July 6, 2020. In fact, the closing of the Offering is subject to various conditions and contingencies as are customary in underwriting agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, the Offering may not close.

•	This Current Report on Form 8-K states that the public offering price of the Company’s Shares to be sold in the Offering was $14.00 per share. This may imply that the per share trading price of the Company’s Common Stock will remain at or above that amount during the pendency of the Offering and thereafter. However, the trading price of the Company’s Common Stock may decline.

The information contained in the Company’s filings with the Commission, including under the caption “Risk Factors” in the Prospectus Supplement and in our periodic reports that are incorporated therein identifies important factors that could cause differences from the forward-looking statements in this Current Report on Form 8-K. The Company’s filings with the Commission are available on the Commission’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, the Company does not intend to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated June 30, 2020, by and between the Company and Citigroup Global Markets Inc., as representative of the several underwriters listed in Schedule A thereto.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (included in Exhibit 5.1 above).
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TravelCenters of America Inc.

Date: July 2, 2020	By:	/s/ Peter J. Crage
Peter J. Crage
Executive Vice President, Chief Financial Officer and Treasurer